Exhibit (12)

                                             Pitney Bowes Inc.
                           Computation of Ratio of Earnings to Fixed Charges (1)
                           -----------------------------------------------------


(Dollars in thousands)
                                                      Three Months Ended               Six Months Ended
                                                           June 30,                        June 30,
                                                  ---------------------------    ---------------------------
                                                          1999        1998(2)            1999        1998(2)
                                                  ------------   ------------    ------------    -----------
Income from continuing operations
  before income taxes...........................  $    233,870   $    201,820    $    443,110    $   387,874

Add:
   Interest expense.............................        48,108         42,188          94,167         78,696
   Portion of rents
      representative of the
      interest factor...........................        10,412         12,165          21,194         22,281
   Amortization of capitalized
      interest..................................           243            243             486            486
   Minority interest in the
      income of subsidiary
      with fixed charges........................         2,792          3,070           5,665          6,129
                                                  ------------   ------------    ------------    -----------

Income as adjusted..............................  $    295,425   $    259,486    $    564,622    $   495,466
                                                  ============   ============    ============    ===========

Fixed charges:
   Interest expense.............................  $     48,108   $     42,188    $     94,167    $    78,696
   Portion of rents
      representative of the
      interest factor...........................        10,412         12,165          21,194         22,281
   Minority interest, excluding
      taxes, in the income of
      subsidiary with fixed charges.............         4,149          4,666           8,481          9,315
                                                  ------------   ------------    ------------    -----------

      Total fixed charges.......................  $     62,669   $     59,019    $    123,842    $   110,292
                                                  ============   ============    ============    ===========

Ratio of earnings to
   fixed charges................................          4.71           4.40            4.56           4.49
                                                  ============   ============    ============    ===========

Ratio of earnings to fixed
   charges excluding minority
   interest.....................................          5.00           4.72            4.85           4.85
                                                  ============   ============    ============    ===========

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

 (2)    Amounts recomputed to reflect discontinued operations.